JACKSON ACQUISITION COMPANY II

December 3, 2024

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, NE

Washington, DC 20549

Attention: Pearlyne Paulemon

Re:	Jackson Acquisition Company II (the “Company”)
Registration Statement on Form S-1
(File No. 333-282393) (the “Registration Statement”)

Dear Ms. Paulemon,

The Company hereby requests, pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, acceleration of effectiveness of the Registration Statement so that such Registration Statement will become effective as of 4:30 p.m. on Thursday, December 5, 2024, or as soon thereafter as practicable.

Should you have any questions concerning this request, please contact our counsel, Jonathan H. Talcott at Nelson Mullins Riley & Scarborough LLP, at (202) 689-2806.

[Signature page follows]

2655 Northwinds Parkway, Alpharetta, GA 30009 ● Tel: (770) 643-5605

Very truly yours,

JACKSON ACQUISITION COMPANY II

By:	/s/ Richard L. Jackson
Name:	Richard L. Jackson
Title:	Chief Executive Officer

[Signature Page to Acceleration Request Letter]